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EXHIBIT 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of this Amendment No. 7 to Schedule 13D, including amendments thereto, with respect to the shares of Class A Common Stock, par value $0.01 per share, and Class B Common Stock, par value $0.01 per share, of Constellation Brands, Inc. and further agrees that this Joint Filing Agreement be filed with the Securities and Exchange Commission as an exhibit to such filing; provided, however, that no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing unless such person knows or has reason to believe such information is inaccurate (as provided in Rule 13d-1(k)(1)(ii)). This Joint Filing Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the persons named below have executed this Joint Filing Agreement as of the date set forth below.

Dated: January 19, 2018

By:

/s/ Richard Sands
Richard Sands

/s/ Robert Sands
Robert Sands

/s/ Abigail Bennett
Abigail Bennett

/s/ Zachary Stern
Zachary Stern

Astra Legacy LLC

By:	/s/ Abigail Bennett
Name: Abigail Bennett
Title: Authorized Person

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